FARMER MAC NEWS

FOR IMMEDIATE RELEASE                                              CONTACT
July 11, 2006                                                                              Mary K. Waters
                                                   202-872-7700

Farmer Mac Announces
Offering of Agricultural
Mortgage-Backed Guaranteed Notes Due 2011

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A), announced today the offering of Guaranteed Notes by the newly-created Farmer Mac Guaranteed Notes Trust 2006-2. The Notes will be collateralized by an obligation of Metropolitan Life Insurance Company that, in turn, will be collateralized by Farmer Mac-eligible agricultural real estate mortgage loans. Farmer Mac will fully and unconditionally guarantee the timely payment of interest and principal on the Notes. The offering is substantially the same as the $500 million Farmer Mac Guaranteed Notes Trust 2006-1 offering that closed January 20, 2006.

The Notes are being offered, under Rule 144A under the Securities Act of 1933, only to U.S. and non-U.S. qualified institutional buyers. The Notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

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